Certificate  of  Amendment         Filed  #C32083-01
Pursuant  to  NRS  78.380          Dec.  27  2001
                                   IN  THE  OFFICE  OF
                                   /S/  DEAN  HELLER
                                   -----------------------------------
                                   DEAN  HELLER,  SECRETARY  OF  STATE

Certificate  of  Amendment  to  Articles  of  Incorporation
For  Nevada  Profit  Corporations

1.  Name  of  Corporation:  OEF  Corporate  Solutions,  Inc.

2.  The  articles  have  been  amended  as  follows:

     Fourth. That the voting common stock that may be issued by the corporation is FIFTY MILLION (50,000,000) shares of stock with a nominal or par value of ..001 and no other class of stock shall be authorized. Said shares with a nominal or par value may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

3. The undersigned declare that they constitute at least two thirds of the incorporators (check) X, or the board of directors (check) ___ .

4. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

5.  Signatures:


/s/  Sara  Zaro               /s/  Sara  Zaro
----------------              -----------------

Important: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.